COMMODORE SEPARATION TECHNOLOGIES, INC.

--------------------------------------------------------------------------------
FOR RELEASE:  IMMEDIATE                                             NEWS RELEASE
CONTACT:   JOHN PETERSON - MEDIA
                MELISSA C. BERKOWITZ - SHAREHOLDERS
               (212) 308-5800

                     KENNETH J. HOULE, PRESIDENT OF COMMODORE
                        SEPARATION TECHNOLOGIES, INC., DIES

NEW YORK, NEW YORK, MAY 27, 1998 - KENNETH J. HOULE, 59, PRESIDENT OF COMMODORE SEPARATION TECHNOLOGIES, INC. (NASDAQ:CXOT), died yesterday in Atlanta, following a sudden illness.

Mr. Houle had been president and chief operating officer of Commodore since January 1997. He helped the company successfully complete its initial public offering of stock in April 1997 and realize its first commercial contracts at the Port of Baltimore.

"Ken was a wonderful friend," said Paul E. Hannesson, Commodore chairman and chief executive officer. "He helped build a strong organization. He will be sorely missed."

Mr. Houle previously served as president of The Hall Chemical Company, a manufacturer of inorganic metal catalysts and compounds, from March 1995 to September 1996. Prior to that time he had served as a senior officer at International Specialty Products, Inc. and Ruetgers-Nease Chemical Company.

He received his undergraduate degree from Siena College and completed graduate studies at Columbia University and Iowa State University. He was a board member of the Chemist's Club, New York, and a member of the American Chemical Society, American Institute of Chemical Engineers and Societe de Chemie Industrielle, American section. He was also a trustee and board member of the Ohio Center of Science and Industry.

Mr. Houle is survived by his children, Kenneth J. Houle, Jr., East Stroudsburg, Pa., Scott M. Houle, Dallas, Tx., Laurie A. Cameron, Williamstown, N.J., Jane E. Koveleskie, Florence, N.J., Thomas P. Houle, Westerville, Ohio, and Jennifer J. Houle, Greenwood Lake, N.Y.

Mr. Hannesson said that Carl O. Magnell would serve as acting president and chief operating officer. Mr. Magnell has been with the Commodore companies in various senior capacities since 1994. In 1996, Mr. Magnell had served as a senior vice president for Commodore Separation Technologies. He currently also serves as president, Commodore Polymer Technologies, Inc., a wholly-owned subsidiary of Commodore Environmental Services, Inc. (OTCBB: COES).

The Company has begun the process of finding the best qualified replacement.
Mr. Hannesson said that Commodore is fortunate to have a seasoned team of managers, including W.S. Winston Ho, senior vice president, technology, James M. DeAngelis, senior vice president, sales and marketing, and Michael D. Kiehnau, vice president, finance and operations.

Commodore Separation Technologies is 87 % owned by Commodore Applied Technologies, Inc. (ASE: CXI).

                                         ####
--------------------------------------------------------------------------------